NR10-08	March 16, 2010

International Tower Hill Mines Ltd. Announces

CAD 30,000,000 Non-Brokered Equity Financing

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce a proposed non-brokered financing of up to 5,000,000 common shares of the Company at a price of CAD 6.00 per common share (the “Offering”) in the United States and Canada.  The Company will pay a 6% finder’s fee payable in cash and/or common shares on a portion of the Offering.

All common shares issued in the Offering will have a hold period in Canada of four months and a day from the closing of the Offering.  All common shares issued in the United States will be subject to resale restrictions under U.S. federal and state securities laws.  Completion of the Offering is subject to the Company obtaining all necessary regulatory approvals, including acceptance for filing by the Toronto Stock Exchange and the approval of the NYSE Amex.

The net proceeds from the private placement are anticipated to be used by the Company for the pre-feasibility study on the Livengood Gold project in Alaska and general working capital.

The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, (the “U.S. Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States absent such registration or pursuant to an applicable exemption from such registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common shares, nor shall there be any offer or sale of the common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced exploration projects, including the Livengood Gold project.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the Offering and the proposed use of the proceeds of the Offering by the Company, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the Offering, completion of the Offering, regulatory approval/acceptance of the Offering, and the use of proceeds from the Offering.  Other risks and uncertainties are disclosed in the Company’s annual information form filed with certain Canadian securities commissions and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.